UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 11, 2016
Date of Report (Date of earliest event reported)

Callidus Software Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4140 Dublin Boulevard, Suite 400, Dublin, CA	94568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 251-2200

 (Former name or former address, if changed since last report.)
  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
 (b)

On November 11, 2016, Bob L. Corey, age 65, notified Callidus Software Inc. (“Company”) that he intends to retire from his position as Executive Vice President, Chief Financial Officer of the Company, effective November 15, 2016. To provide for an orderly transition of Mr. Corey’s duties and responsibilities, the Company and Mr. Corey entered into a transition and retirement agreement on November 14, 2016 (“Transition Agreement”). The Transition Agreement provides that, except in the event Mr. Corey is terminated for cause, Mr. Corey will continue his employment with the Company as Executive Vice President to the Office of the Chief Executive Officer through the earlier of (i) June 30, 2017 (“Retirement Date”), (ii) the date on which he resigns his employment with the Company, and (iii) the date on which the Company terminates his employment for cause (“Transition Period”). During the Transition Period Mr. Corey will provide transitional services to the Company (“Transition Services”).

Mr. Corey will continue to receive his current base salary through the Transition Period. In addition, through the Transition Period he will be eligible to participate in the Company-sponsored health benefits plan, continue vesting of equity, and remain eligible for the Company’s existing Executive Incentive Bonus Plan. He will not be eligible for a bonus in 2017. In connection with Mr. Corey’s retirement from the Company, unless the Company terminates his employment prior to the Retirement Date for failing to provide the Transition Services (including for failing to do so in a diligent and cooperative fashion, as determined by the Company in good faith and in its sole discretion), or he resigns from employment for any reason prior to the Retirement Date, Mr. Corey will be eligible to receive: (i) acceleration of vesting of 74,579 unvested restricted stock units effective as of the Retirement Date; (ii) acceleration of vesting of 51,454 unvested Performance-based Restricted Stock Units to the extent relevant performance metrics have been achieved as of the Retirement Date, and subject to adjustment under the 2013 Stock Incentive Plan; and (iii) extension of the post-employment exercisability of his stock options for nine months following the Retirement Date. The Transition Agreement also provides for a release of claims and includes other standard provisions.

The Company issued a press release regarding Mr. Corey’s retirement, which is included as Exhibit 99.1 to this report.

(c)

On November 14, 2016, the Board appointed Roxanne Oulman as Executive Vice President, Chief Financial Officer of the Company, effective November 15, 2016.

Roxanne Oulman, age 45, has served as the Company’s Senior Vice President, Finance and Accounting since May, 2013. There are no arrangements or understandings between Ms. Oulman and any other persons pursuant to which she was selected as Executive Vice President, Chief Financial Officer and no family relationships between Ms. Oulman and any director or executive officer of the Company. Ms. Oulman has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Prior to working at the Company, Ms. Oulman was Interim Chief Financial Officer at Thoratec Corporation, a medical device company, where she held several financial leadership roles from 2004 to May 2013. Ms. Oulman has a Bachelor’s of Science in Accounting from Minnesota State University, Mankato and a Masters of Business Administration from University of the Pacific—Eberhardt School of Business.

On November 14, 2016, the Company and Ms. Oulman entered into an offer letter agreement, pursuant to which, effective November 15, 2016, Ms. Oulman will receive an annual base salary of $350,000 and is eligible for an annual bonus under the Company’s Executive Incentive Bonus Plan, as in effect from time to time, with a target bonus equal to 65% of her base salary. Both base salary and bonus are subject to periodic review. Effective November 15, 2016, Ms. Oulman will also receive restricted stock units with an aggregate value of $1,600,000, under the Company’s 2013 Stock Incentive Plan. Ms. Oulman remains eligible to participate in benefit programs generally available to senior executives of the Company. Ms. Oulman will also enter into the Company’s standard form of Executive Change of Control Agreement and will remain a party to the Company’s standard form of

Indemnification Agreement. She will also be subject to the Company’s Executive Officer and Director Stock Ownership Policy, under which she will be required to hold Company shares with a value equal to at least 100% of her annual base salary, which shares may be accumulated over three years.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated November 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callidus Software Inc.

/s/ Leslie Stretch

Leslie Stretch
Chief Executive Officer
(Chief Executive Officer and Duly Authorized Signatory)

Dated: November 15, 2016